Exhibit 99.1

EASY GARDENER ANNOUNCES SALE OF ASSETS, AMENDMENTS TO SENIOR
SECURED FINANCING AGREEMENTS AND VOLUNTARY CHAPTER 11 FILING

Easy Gardener Products, Ltd. (AMEX: EZY_pa) (AMEX: EZY.pr.a) (AMEX: EZYPRA) (AMEX: EZY/PA) announced today that the Company and certain of its subsidiaries have entered into an agreement to sell substantially all of their assets to Green Thumb Acquisition Corporation (“GTAC”), an affiliate of Bayside Capital, for an aggregate purchase price, as of the anticipated closing date, of approximately $57 million, subject to adjustments for certain fees to be paid. The agreement with GTAC is subject to limited, customary conditions to closing. The purchase price consists of $15.32 million, plus the principal and interest owed to the Company’s senior secured revolving and term lenders and minus certain fees to be paid. Bayside Capital is an affiliate of H.I.G. Capital, an investment firm that manages more than $2.5 billion in invested capital and has invested in over 40 portfolio companies.

Since December 2005, the Company has been working with Houlihan Lokey Howard & Zukin to explore its strategic alternatives. The Company ultimately concluded that a sale of the Company was in the best interest of its various constituencies, and a number of potential investors were contacted. The agreement with GTAC represents the highest and best offer received to date by the Company. Dick Grandy, chief executive officer of the Company stated, “We are pleased with the proposed transaction with GTAC. We believe the transaction will provide an opportunity to maximize value to all our stakeholders.”

As required by the agreement with GTAC, on April 19, 2006, the Company filed a voluntary petition for chapter 11 reorganization with the U.S. Bankruptcy Court for the District of Delaware. The agreement with GTAC provides that the Company will conduct an auction pursuant to order of the Bankruptcy Court to determine whether there are any potential purchasers who are prepared to pay a higher and better price for the Company’s assets. The Company agreed with GTAC to customary “stalking horse” bidder protections, including a break-up fee and expense reimbursement of $2 million that will be payable if the Company elects to complete a transaction with an alternative bidder, it elects to pursue an independent plan of reorganization or its chapter 11 case is dismissed or converted to a case under chapter 7 of the Bankruptcy Code.

The Company intends to use the proceeds of the sale of its assets to repay 100% of the outstanding principal and unpaid interest due to the Company’s senior secured revolving and term lenders at the closing of the sale. The Company expects the balance of the purchase price to be used to pay amounts owed to holders of two subordinated promissory notes issued by the Company in the aggregate principal amount of $4.275 million, plus accrued interest of approximately $1.0 million, and, that after paying transaction and other fees estimated to be between $2.5 million and $3.35 million, there will be between approximately $7.5 million and $6.7 million remaining for distribution to holders of the Company’s 9.40% Cumulative Preferred Trust Securities (the “Trust

Preferred Shares”) due April 15, 2028 (estimated to be between approximately $3.10 and $2.75 per Trust Preferred Share). The amount ultimately paid to the holders of the Trust Preferred Shares will depend upon several contingencies, including the amount of transaction and other fees actually incurred in connection with the sale and the chapter 11 process, whether a higher and better price for the Company’s assets can be obtained through the auction process, the closing of the sales transaction in a timely manner with GTAC or an alternative buyer and consummation of a plan of reorganization in the Company’s chapter 11 case. No funds will be available for payment to the Company’s common equity securities.

The Company also announced that it has received a commitment letter from the lenders under its existing senior secured revolving credit facility to provide financing for its ongoing operational needs during the pendency of its bankruptcy case. Upon the approval of the Bankruptcy Court, the Company will amend its existing senior secured revolving credit agreement to provide for an increase in the Company’s line of credit from $25 million to $33 million, subject to a customary borrowing base. The amendment provides for up to $5 million of availability under “overadvances” in addition to the amounts it would normally be able to borrow under its borrowing base. Mr. Grandy stated, “We expect the revised facility to provide sufficient liquidity for the Company to complete its sale to GTAC without any interruption to operations.”

The Company also amended its existing senior secured term debt agreement in contemplation of its chapter 11 filing and to modify and extend the provisions of the agreement relating to the payment of a performance fee of $2 million. The $2 million fee will now be payable in three installments of $100,000 $200,000 and $1.7 million. The first installment of the fee will be payable upon entry of the final order approving the Company’s debtor-in-possession financing (but not later than 45 days after the chapter 11 filing); the second installment will be payable on June 30, 2006; and the third installment will be payable July 31, 2006. If the Company timely pays installments of the performance fee as they come due, and the Company’s obligations to its senior secured term lender are paid in full prior to the due date of the second and third installments, respectively, the Company will not be required to pay the portion of the performance fee which comes due after the date the senior secured term loan is paid in full. The Company anticipates that the proposed transaction with GTAC can be closed before June 30, 2006, and that it will not be required to pay $1.9 million of the $2.0 million performance fee. GTAC has agreed to assume the first $100,000 installment of the performance fee as a part of the purchase transaction. If the Company were required to pay any portion of the performance fee over $100,000, the Company anticipates that the amount of that payment would reduce amounts otherwise payable to the holders of the Trust Preferred Shares.

About Easy Gardener Products, Ltd.

The Company’s Form 10-K for the period ended June 30, 2005 and other historical financial statements can be found on the Company’s web site, www.easygardener.com, or on the Securities and Exchange Commission’s web site, www.sec.gov, under the name Easy Gardener Products, Ltd. Easy Gardener Products, Ltd. is a leading manufacturer and marketer of a broad range of consumer lawn and garden products, including weed preventative landscape fabrics, fertilizer spikes, decorative landscape edging, shade cloth and root feeders, which are sold under various recognized brand names including Easy Gardener, Weedblock, Jobe’s, Emerald Edge, and Ross. The Company markets its products through most large national home improvement and mass merchant retailers, hardware stores and garden centers.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

The Private Securities Litigation Reform Act of 1955 provides a “safe harbor” for forward-looking statements. Certain information included in this release contains statements that are forward-looking. Such forward-looking information involves important known and unknown risks and uncertainties. The words “believes,” “expects,” “anticipates,” “intends,” “plans,” “may,” “might,” “could,” “should” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Contact:

Dick Kurz

Easy Gardener Products, Ltd.

254-753-5353

Email: Dickk@easygardener.net